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                                                                    EXHIBIT 4.1

                              LAFARGE CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

     Section 1. Purpose. It is the purpose of the Plan to promote the interests of the Company and its shareholders by providing a method by which eligible employees may use voluntary payroll deductions to purchase shares of Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress. The Plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Code and shall be construed accordingly.

     Section 2. Definitions. As used herein the following terms have the following meanings:

          (a) "Affiliate" means any corporation that is a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code and that has been designated by the Committee as an Affiliate for purposes of the Plan.

          (b) "Board of Directors" means the Board of Directors of the Company.

          (c) "Code" means the United States Internal Revenue Code of 1986, as from time to time amended.

          (d) "Committee" means the Committee described in Section 4 hereof.

          (e) "Common Stock" means the $1.00 U.S. par value Common Stock of the Company.

          (f) "Company" means Lafarge Corporation.

          (g) "Compensation" means (i) with respect to a salaried employee, the basic annual salary of such employee as of the May 1 immediately preceding the first day of the option period, and shall not include bonuses, overtime pay, allowances, commissions, deferred compensation payments or any other extraordinary compensation, and (ii) with respect to an hourly compensated employee, the straight-time hourly rate of pay of such employee as of the May 1 immediately preceding the first day of the option period, multiplied by 2,080, and shall not include bonuses, overtime pay, premium pay or other irregular payments. The Compensation of an employee who does not receive salary or wages computed in United States dollars shall be determined by converting such salary or wages into United States dollars in accordance with the Compensation Exchange Rate.

          (h) "Compensation Exchange Rate" means the New York foreign currency exchange rate as reported by Bankers Trust Company for the first business day in May immediately preceding the first day of the option period.

          (i) "Eligible Employee" means any employee of the Company or an Affiliate who is eligible to participate in the Plan pursuant to Section 5 hereof.

          (j) "Fair Market Value" means the closing sale price on the date in question (or, if there was no reported sale on such date, on the last preceding day on which any reported sale occurred) of the Common Stock on the New York Stock Exchange.

          (k) "Option" means any option to purchase shares of Common Stock granted by the Committee pursuant to the provisions of the Plan.

          (l) "Participant" means an Eligible Employee who elects to participate in the Plan pursuant to Section 6 hereof.

          (m) "Plan" means this Lafarge Corporation Employee Stock Purchase
     Plan.

     Section 3. Number of Shares. The aggregate number of shares of Common Stock issued under Options granted under the Plan, when added to the aggregate number of Exchangeable Preference Shares of Lafarge Canada Inc. ("LCI") issued under options granted under any plan of LCI determined by the Committee to be comparable to the Plan, shall not exceed a total of 2,000,000 shares.

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     The maximum number of shares of Common Stock available for sale under the
Plan is subject to adjustment as provided in Section 13. The Common Stock to be delivered upon exercise of Options may consist of authorized but unissued shares of Common Stock or shares of Common Stock previously issued and reacquired by the Company.

     Section 4. Administration of the Plan. The Plan shall be administered by the Committee, which shall consist of three or more employees of the Company. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board of Directors. The Board of Directors shall have the sole continuing authority to appoint members of the Committee both in substitution for members previously appointed and to fill vacancies however caused. The following provisions shall apply to the administration of the Plan by the Committee.

          (a) The Committee shall designate one of its members as Chairman and shall hold meetings at such times and places as it may determine. Each member of the Committee shall be notified in writing of the time and place of any meeting of the Committee at least two days prior to such meeting, provided that such notice may be waived by a Committee member. A majority of the members of the Committee shall constitute a quorum and any action taken by a majority of the members of the Committee present at any duly called meeting at which a quorum is present (or action unanimously approved in writing) shall constitute action by the Committee.

          (b) The Committee may appoint a Secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make such rules and regulations for the conduct of its business as it may determine.

          (c) The Committee shall have full authority subject to the express provisions of the Plan to interpret the Plan, to provide, modify and rescind rules and regulations relating to it and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Plan.

          (d) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

     Section 5. Eligible Employees. Each employee of the Company or an Affiliate shall be eligible to participate in the Plan; provided, however, that:

          (a) An employee shall not be granted an Option if such employee would, immediately after grant of the Option, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation of the Company (within the meaning of Section 424(e) and (f) of the Code). For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under any outstanding options shall be treated as stock owned by the employee; and

          (b) No employee shall be granted an Option under the Plan which would permit such employee's rights to purchase shares of stock under all employee stock purchase plans of the Company and its parent and subsidiary corporations (within the meaning of Section 424(e) and (f) of the Code) to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 U.S. of fair market value of such stock (determined at the time such option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time.

          For purposes of this Section 5, the term "employee" shall not include an employee whose customary employment is 20 hours or less per week or is for not more than five months in any calendar year.

     Section 6. Option Period and Method of Participation. Each 12-month period beginning on June 1 and ending on the following May 31 shall be an option period. Each person who will be an Eligible Employee on the June 1 on which an option period begins may elect to participate in the Plan by executing and delivering, on or before the immediately preceding May 15, a payroll deduction authorization as provided in this Section. Such Eligible Employee shall thereby become a Participant on June 1 of the option period and shall remain a Participant until such Eligible Employee's participation is terminated as provided in Sections 10 or 11 hereof.

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     The payroll deduction authorization executed by a Participant shall request withholding, by means of substantially equal payroll deductions over the option period, of an amount which shall not exceed the lesser of (a) 5% of such Participant's annual Compensation, or (b) $3,000 U.S. (or an equivalent amount computed in accordance with the Compensation Exchange Rate with respect to a Participant whose salary or wages are not computed in United States dollars).
The payroll deduction authorized by the Participant shall not be less than $10 U.S. (or an equivalent amount computed in accordance with the Compensation Exchange Rate with respect to a Participant whose salary or wages are not computed in United States dollars) per month during the option period. A Participant may change the withholding rate of his or her payroll deduction authorization by written notice delivered to the Company on or before the May 15 immediately preceding the first day of the option period with respect to which the change is to be effective. All amounts withheld in accordance with a Participant's payroll deduction authorization shall be credited to a withholding account for such Participant. No interest shall be payable on withholding accounts.

     Section 7. Grant of Options. Each Participant shall be granted an Option on the first day of an option period. Such Option shall be for the number of whole shares of Common Stock to be determined by dividing (a) the balance in the Participant's withholding account on the last day of the option period by (b) the purchase price per share of the common Stock as determined under Section 8. In no event shall the number of shares with respect to which an Option is granted to a Participant in an option period exceed that number of shares which has an aggregate Fair Market Value (determined on the first day of the option period) of $6,000 U.S., and the number of shares actually purchased by a Participant in an option period may not exceed this number. The Company shall reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of an Option in an option period in the event that the number of shares then available under the Plan is less than the total number of shares with respect to which all Participants exercise Options in such option period.

     Section 8. Option Price. The purchase price per share of Common Stock under each Option shall equal the lesser of (a) 90% of the Fair Market Value per share of Common Stock on the date of grant of the Option or (b) 90% of the Fair Market Value per share of Common Stock on the date on which the Option is exercised.

     Section 9. Exercise of Options. An employee who is a Participant in the Plan on the last business day of an option period shall be deemed to have exercised the Option granted to him for that period. Upon such exercise, the Company shall apply the balance of the Participant's withholding account to the purchase of the number of whole shares of Common Stock as determined under
Section 7 and as soon as practicable thereafter shall issue and deliver certificates for said shares to the Participant; provided, however, that the obligation of the Company to deliver such shares of Common Stock shall be postponed for such period of time as may be necessary to register or qualify the purchased shares under the Securities Act of 1933 and any applicable Foreign or state securities law. For purposes of this Section 9, the balance in the withholding account of a Participant whose salary or wages are not computed in United States dollars shall be converted into United States dollars in accordance with the New York foreign currency exchange rate as reported by Bankers Trust Company for the last business day of the option period. A Participant shall possess none of the rights or privileges of a stockholder of the Company with respect to Common Stock purchased under the Plan unless and until certificates representing such shares have been issued. No fractional shares shall be issued upon exercise of an Option. Any balance remaining in a Participant's withholding account following exercise of an Option shall be returned to the Participant, except that any such balance representing a fractional share of Common Stock shall be retained in the withholding account and applied to the next option period. The cash proceeds received by the company upon exercise of an Option shall constitute general funds of the Company. To the extent any Option is exercised with respect to less than all of the shares of Common Stock available for purchase under such Option, the Option shall expire and become null and void as of the end of the option period for which such Option was granted.

     Section 10. Cancellation of Option and Withdrawal From the Plan. A Participant who holds an Option under the Plan may at any time prior to exercise thereof pursuant to Section 9 cancel such Option by written notice delivered to the Company. Upon such cancellation, the balance in the Participant's withholding account shall be returned to such Participant. Partial cancellation of an Option shall not be permitted.

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     A Participant may terminate his payroll deduction authorization as of any date by written notice delivered to the Company and shall thereby cease to be a Participant as of such date. Partial termination of a payroll deduction authorization shall not be permitted. Any Participant who voluntarily terminates his payroll deduction authorization prior to the last business day of an option period shall be deemed to have canceled his Option.

     Section 11. Termination of Employment. Upon the termination of a Participant's employment with the Company or an Affiliate for any reason, such person shall cease to be a Participant, any Option held by him or her under the Plan shall be deemed canceled, the balance of his or her withholding account shall be returned to him or her (or, in the event of his or her death, to the executor or administrator of his or her estate) and he or she shall have no further rights under the Plan.

     All Participants shall have the same rights and privileges under the Plan. Notwithstanding the foregoing, nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate or in any way interfere with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without cause. Transfers of employment among the Company and its Affiliates shall not be considered a termination of employment for the purpose of this Plan.

     Section 12. Transferability. An Option granted under the Plan shall not be transferable by the Participant and shall be exercisable only by the Participant.

     Section 13. Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or declare a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan and the maximum number of shares which may be purchased in an option period by a Participant under the Plan shall be increased or decreased proportionately.

     In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization of the Company, including a merger, consolidation or sale of assets, the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares that are covered by Options theretofore granted under the Plan or that are otherwise subject to the Plan. The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

     Section 14. Amendment and Termination of the Plan. Subject to the right of the Board of Directors to terminate the Plan prior thereto, the Plan shall terminate when all or substantially all of the Common Stock reserved for purposes of the Plan has been purchased. No Options may be granted after termination of the Plan. The Benefit Plan Design Committee appointed by the Board of Directors may alter or amend the Plan but may not without the approval of the shareholders of the Company make any alteration or amendment thereof which operates (a) to increase the aggregate number of shares of Common Stock which may be issued under the Plan (other than as provided in Section 13) or (b) to change the designation of corporation whose employees may be offered Options under the Plan.

     No termination or amendment of the Plan shall adversely affect the rights of a Participant under an Option, except with the consent of such Participant.

     Section 15. Requirements of Law. The granting of Options and the issuance of Common Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required.

     Section 16. Effective Date of the Plan. The Plan shall become effective, as of the date of its adoption by the Board of Directors, if it is duly approved at the 1988 annual meeting of stockholders of the Company. The affirmative vote of the holders of at least a majority of the shares of stock of the Company present and voting on the approval of the Plan at the meeting, provided that the total number of shares voting for the proposal represents more than 50% of the total number of shares of stock entitled to vote at such annual meeting, shall be required to approve the Plan. If the Plan is not so approved, the Plan shall terminate and any Option granted hereunder shall be null and void.

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